420 EVENT AGREEMENT

This agreement, dated March 23, 2016 (this “Agreement”), among MassRoots, Inc., a Delaware corporation, (“MassRoots”), and Santino Walter Productions, LLC, a Colorado corporation (“SWP”). SWP and MassRoots are each sometimes referred to herein as a Party and collectively as the Parties.

WHEREAS, SWP manages and hosts an annual rally, concert, and event commonly and historically held in Civic Center Park, Denver, Colorado, on or around April 16, 2016 (the “420 Event”);

WHEREAS, SWP and MassRoots intend to work together to promote, market, sponsor, organize and coordinate Denver’s 420 Event;

WHEREAS, in connection with the 420 Event, and simultaneously with the execution of this Agreement, SWP and MassRoots shall issue, execute and deliver, as the case may be, (i) a SWP original issuance discount Senior Secured Promissory Note in the face amount of $156,000, a copy of which is attached hereto as Exhibit A (the “Note”); and (ii) a License Agreement providing for the rights and obligations in connection with the licensing of MassRoots’ BRAND (as defined in the License Agreement), a copy of which is attached hereto as Exhibit B (“License Agreement”)

WHEREAS, the Parties hereto desire to set forth their agreement with respect to the 420 Event;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1. Purchase and Sale of Note; Execution of License Agreement:

a.	MassRoots agrees to purchase on the date hereof (the “Closing Date”) and SWP agrees to sell and issue on the Closing Date, the Note in the face amount equal to $156,000 (the “Principal Amount”). MassRoots and SWP agree that the Principal Amount shall be paid by or on behalf of MassRoots by bank draft, wire or check payable to SWP and is subject to acceptance by SWP.
b.	In the event that this transaction is terminated for any reason prior to the Closing Date, or if SWP fails to execute and deliver the Note or the License Agreement, the funds tendered by MassRoots in contemplation of the issuance of the Note will be immediately refunded to MassRoots.
c.	On the Closing Date, the Parties shall execute and deliver the License Agreement.

2. Other Agreements of the Parties.

a.	Except to pay amounts due under the Note, the loan by MassRoots pursuant to the Note shall be used by SWP only for expenses related to the 420 Event. SWP shall not use the loan proceeds for any other purpose other than the 420 Event Expenses, except upon prior written approval of MassRoots..
b.	Any agreements entered into with Talent by SWP while the Note is outstanding must be approved by MassRoots and include provisions requiring the Talent provide social media recognition to MassRoots on Facebook and Instagram, and, at the determination of MassRoots, to have the Talent join the MassRoots network.
c.	SWP may sell additional sponsorships for the 420 Event of which MassRoots will receive 50% of the gross proceeds received for each (“Sponsorship Proceeds”). All sponsorship payments are to be paid to MassRoots, Inc. and MassRoots, Inc. shall immediately pay to SWP 50% of the sponsorship proceeds and use the other 50% to pay remaining balance of talent contracts, until fully paid. MassRoots acknowledges that Colorado Marijuana Company is already a presenting sponsor and will not receive any proceeds from their sponsorship. MassRoots will also not receive proceeds for any sponsorship related to the Greek Theater.
d.	MassRoots will receive 15% of all booth sales and food truck space sales for the 420 Event. (“Booth Proceeds”). MassRoots shall receive a premier booth space of its choosing at the 420 Event as part of this Agreement at no charge to MassRoots.

e.	SWP will keep correct and complete records and books of account containing all the information required for the computation and verification of the Booth Proceeds and Sponsorship Proceeds to be paid hereunder and provide MassRoots of weekly updates of each. MassRoots and a certified public accountant selected by MassRoots and reasonably acceptable to SWP shall have the right to inspect and audit such records and books of account during normal business hours and upon reasonable notice to SWP.
f.	MassRoots will develop a website to promote the 420 Event and process ticket payments. MassRoots shall use EventBrite or a similar company as a credit card processor, which is expected to approximate 2.9% of all ticket sales. Any costs associated therewith, shall be covered by SWP; provided, however, that MassRoots shall cover all activation costs of selling tickets.
g.	MassRoots will retain all proceeds from ticket sales, net of credit card processing fees (“Net Ticket Proceeds”) which will be utilized as follows: (i) the first $130,000 in Net Ticket Proceeds, shall be transferred to the SWP to pay remaining outstanding amounts due for Talent contracts, but amounts transferred shall not be greater than the remaining outstanding amounts due under the Talent contracts; (ii) amounts above $130,000 received from ticket sales, net of credit card processing fees, will be applied towards the repayment of the outstanding principal amount of the Note and all other amounts payable thereon; (iii) after all amounts due under the Note are paid, MassRoots will apply remaining Net Ticket Proceeds first against amounts due to MassRoots under the Licensing Agreement, then towards amounts due relating to Booth Proceeds and Sponsorship Proceeds received by SWP; and (iv) MassRoots will transfer the balance of remaining Net Ticket Proceeds to SWP. If amounts remain outstanding under (i)-(iii) of this section after all Net Ticket Proceeds are applied, SWP will immediately pay to MassRoots the balance remaining outstanding. It is understood by the parties that the first $50,000 of sponsorship funds collected by MassRoots will be paid to SWP to promptly pay the City and County of Denver in order to secure necessary permits for the 2016 event to occur.
h.	For all future 420 events of a same or similar nature as the 420 Event occurring through 2020, MassRoots will have a right, but not an obligation, to participate in a transaction with SWP (or any successors, affiliates or those under common or similar control, as may be the case, and having rights the same or similar rights to the 420 Event) pursuant to materially similar terms as described in the 420 Documents. MassRoots must provide notice to SWP of its determination to participate in future events by July 1 of the year preceding the event at issue.

Expenses shall be generally the responsibility of the party incurring the expense, except as follows: MassRoots shall be responsible for all of its legal fees related to the preparation of the 420 Documents. MassRoots will not be responsible for any legal fees incurred by SWP in reviewing or enforcing these documents. The credit card processing cost related to ticket sales will be solely the responsibility of SWP. MassRoots will cover all website development costs and costs of activation of a credit card processor. However, if, prior to the 420 Event occurring, this Agreement is terminated by SWP pursuant to Section 7 of this Agreement, if SWP materially defaults on its responsibilities under this Agreement, SWP will pay to MassRoots reimbursements all expenses then incurred related to the development of the 420 Event (including reasonable development costs) and legal expense incurred related to the preparation of the 420 Documents.

3. Representations of SWP. SWP hereby makes the following representations, warranties and covenants to MassRoots:

a.	SWP has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.
b.	The execution and delivery of this Agreement by SWP and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of SWP.
c.	This Agreement has been duly executed by SWP and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of SWP enforceable against SWP in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ and contracting parties’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
d.	The execution, delivery and performance of this Agreement and the 420 Materials by SWP and the consummation by SWP of the transactions contemplated hereby and thereby will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which 420 Materials is bound, or (ii) result in a violation of any law, rule, regulation or decree applicable to 420 Materials .

e.	SWP has secured has all necessary governmental permits to hold the 420 Event, and warrants it has the exclusive ability to accomplish same through the appropriate governmental authorities. SWP has the ability to host and plan the 420 Event and does not know of any reason that the 420 Event would be disrupted, not occur, or of any other reason that would cause the 420 Event to not take place as represented or in a similar manner as has occurred during previous years.
f.	SWP expressly acknowledges and agrees that MassRoots is relying upon its representations contained in the 420 Materials.

4. Representations of MassRoots. MassRoots hereby makes the following representations, warranties and covenants to SWP:

a.	MassRoots has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.
b.	The execution and delivery of this Agreement by MassRoots and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of MassRoots.

5. Indemnification. SWP shall indemnify MassRoots and its affiliates and their respective directors, officers, employees, agents and controlling persons (MassRoots and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, joint, or several (collectively, the “Damages”), to which such Indemnified Party may become subject and which relate to or arise out of any transaction contemplated by this Agreement (including but not limited to any disclosures or omissions made by MassRoots) or any role of MassRoots pursuant to this Agreement and shall reimburse each Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party to such action or proceeding. Notwithstanding the foregoing, SWP shall not be liable for indemnification under this paragraph to the extent that any such loss, claim, damage, or liability is determined in a final judgment by a court of competent jurisdiction to have resulted solely from MassRoots’ bad faith or gross negligence.

5.  Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of MassRoots. SWP shall not assign any of its interests, rights, duties, or obligations hereunder by operation of law or otherwise without the prior written consent of MassRoots.

6. Termination. Notwithstanding any other term or provision herein, this Agreement and all rights granted hereunder may be terminated without cause at any time by either Party upon thirty (30) days prior written notice to the other Party. However, in the event of a material breach of this Agreement by SWP, MassRoots may terminate this Agreement immediately by mailing a written notice of termination to SWP. In the event of termination of this Agreement, all amounts due under the Agreement will become immediately due.

7.  Governing Law. This Agreement shall be deemed to be made and entered into pursuant to the laws of the State of Delaware. In the event of any dispute hereunder, this Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware.

8.  Entire Agreement. This Agreement constitutes the final expression of the entire Agreement between the parties relating to the subject matter hereof and may not be contradicted by evidence of any prior agreement or of a contemporaneous oral agreement. This Agreement including this provision shall not be changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by the parties hereto.

9.  Notice. Any notice or other communication required or permitted to be given to the parties hereto which is to have legal effect under the terms of this Agreement shall be effective upon receipt thereof by the other party and shall be sent via certified or registered mail, return receipt requested, addressed as follows:

(a) If to MassRoots:

MassRoots, Inc.

1624 Market St #201,

Denver, CO 80202

Attention: Isaac Dietrich

(b) If to SWP:

Santino Walter Productions, LLC

c/o Robert J. Corry, Jr., General Counsel

Law Office of Corry & Associates

437 West Colfax Ave., Suite 300

Denver, CO 80204

10.              Severability; No Partnership. In the event any provision of this Agreement is declared void or unenforceable, or becomes unlawful in its operation, such provision shall not affect the rights and duties of the parties with regard to the remaining provisions of this Agreement, which shall continue as binding. Nothing contained in this Agreement shall in any way be construed to create an agency relationship, partnership or joint venture between the Parties and the Parties to this Agreement shall have no power to further obligate or bind the other Party.

11.              Exclusion of Waivers. The waiver by either party hereto of a right to default hereunder shall not be deemed to be a waiver by such party of any subsequent default of a like or similar nature, nor shall it prevent either party from subsequently exercising or enforcing any such right.

12.              Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto where upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

MASSROOTS INC.

By: /s/ Isaac Dietrich

Name: Isaac Dietrich

Title: Chief Executive Officer

Santino Walter Productions, LLC

By: /s/ Santino Walter

Name: Santino Walter

Title: Chief Executive Officer